Exhibit 99.1
Isabella Bank Opens New Office in Saginaw, MI
Mt. Pleasant, Michigan, August 3, 2015: Isabella Bank announced today that they have completed the acquisition of Flagstar Bank’s Saginaw office located at 4975 Bay Road. This is the Bank’s third location in Saginaw County. The Saginaw office will offer individuals and businesses a wide-array of financial services including consumer and home loans, checking accounts, investment and trust services, commercial loans, and electronic services. A grand opening celebration is planned for the fall.
Jill Rodriguez will continue to lead the Saginaw office. She joins Isabella Bank with 7 years of residential and commercial business development experience and received her Bachelor’s Degree from Michigan State University. Jill serves on the steering committee for the Saginaw Young Professionals Network Board and is the secretary for the Saginaw Community Reinvestment Act Board. She is also an active member of the Saginaw Chamber of Commerce, Saginaw Inforum, Frankenmuth Rotary, and the Frankenmuth Jaycees. In 2013, Jill was the recipient of the Great Lakes Bay Business Magazine’s Woman to Watch award.
“A growing number of our customers are from the Great Lakes Bay Region. We are confident this new location, along with Jill and her community-focused team, will provide the level of service excellence our customers have come to know and expect from Isabella Bank,” commented Steven Pung, President of Isabella Bank.
Isabella Bank is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX: ISBA) with $2.28 billion in assets under management. Isabella Bank has 28 locations throughout 7 mid-Michigan counties and employs more than 390 people. For the past two years, the Corporation has been recognized on the Detroit Free Press list of “Top 100 Workplaces.” To learn more, visit any of their 28 convenient locations or www.isabellabank.com.

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.